EXHIBIT 10.15

REAL ESTATE ACQUISITION AGREEMENT

THIS REAL ESTATE ACQUISITION AGREEMENT the (“Agreement”) is dated the 15th day of November, 2012, by and between IBG ADRIATICA HOLDINGS, INC., hereinafter referred to as “Seller”, and HIMALAYAN ST. PAUL’S SQUARE HOLDINGS, LLC, hereinafter referred to as “Buyer”.

WITNESSETH:

For and in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

1. Sale Agreement. Seller hereby agrees to sell, and Buyer hereby agrees to purchase, upon the terms hereinafter stated, the properties more particularly described on Exhibit “A” and Exhibit “B” attached hereto (collectively, the “Property”).

Seller hereby acknowledges receipt of the sum of $50.00 cash (the “Option Consideration”) from Purchaser, as consideration for execution of this Agreement by Seller. If the purchase and sale of the Property is consummated pursuant to this Agreement, the Option Consideration shall be applied toward the cash portion of the Purchase Price (as hereinafter defined) paid by Purchaser. If this Agreement is terminated pursuant to a default by Seller hereunder, the Option Consideration shall be immediately returned by Seller to Purchaser. If this Agreement is terminated for any reason other than a default by Seller hereunder, Seller shall be entitled to retain the Option Consideration.

2. Purchase Price. Subject to the adjustments and pro-rations hereinafter described, the total purchase price to be paid for the Property shall be THREE MILLION FOUR HUNDRED FIFTY TWO THOUSAND AND NO/100 DOLLARS ($3,452,000.00) as follows:

(a)	Purchase Price to be paid for the part of the Property consisting of 5.1221 acres known as the St. Paul Tract (Land and common area rights):	$1,700,000
(b)	Purchase Price paid for 219 parking spaces specifically identified in Exhibit “B” attached hereto, together with an undivided interest in all other common elements of the Parking Garage located adjacent to Building #3 in the development commonly known as The Harbor at Adriatica Condominiums:	1,752,000

	Total Purchase Price	$3,452,000

2.1 Cash Closing. The entirety of the purchase price shall be paid in cash (by wired funds or certified funds satisfactory to Title Company, as defined herein, for the purposes of making an immediate funding thereof) at closing.

3. Inspection Period and Contingency. Seller agrees to permit Buyer and its representatives for a period of five (5) days from the date hereof (the “Inspection Period”) to have access to the Property to, at Buyer’s sole expense, perform such geological, soil tests, engineering studies and other tests as Buyer shall require. Upon completion of such inspections and tests, Buyer shall, at its sole expense, cause the Property to be restored to its previous condition, and Buyer shall indemnify and hold Seller and its agents harmless of and from all claims which may be asserted against Seller or its agents and from all damages arising from such entry. During this period, Buyer shall determine to its satisfaction whether the Property is satisfactory for the construction thereon of Buyer’s proposed construction.

In order to assist Buyer in making this determination, Seller agrees to provide to Buyer, within three (3) days from the date of this Agreement, copies of all surveys, engineering reports, development studies, soil reports, and environmental assessments in Seller’s possession, if any, which Seller has obtained for the Property; provided, however, such materials shall be provided to Buyer as a convenience only, and Seller makes no representation or warranty as to the accuracy thereof or anything contained therein. Should Buyer discover evidence of Hazardous Materials on the Property which would make the Property unsuitable for Buyer’s proposed construction on the Property, Buyer shall, prior to the expiration of the Inspection Period, deliver to Seller written notice of such discovery. Upon receipt of such written notice, Seller shall, within three (3) days from the date of the Agreement, either (i) remove the Hazardous Materials from the Property to the reasonable satisfaction of Buyer, or (ii) deliver written notice to Buyer that Seller will not remove the Hazardous Materials from the Property. In the event that either (i) Seller’s efforts to remove the Hazardous Materials are not reasonably acceptable to Buyer, or (ii) Seller, in accordance with the preceding sentence, delivers written notice to Buyer that it will not remove the Hazardous Materials from the Property, Buyer shall have the right to terminate this Agreement by, within ten (10) days from the date of this Agreement, delivering to Seller a written notice of termination. Buyer shall have no right to terminate this Agreement under this Paragraph 3 for any reason other than as set forth above. Notwithstanding anything in this Paragraph 3 to the contrary, in the event Buyer fails, for any reason, to send a written notice of termination to Seller prior to the expiration of the Inspection Period, Buyer agrees that it should be conclusively presumed that the Property is suitable for Buyer’s proposed construction, that all conditions to closing set forth in this Paragraph 3 have been satisfied, and Buyer shall have no further right to terminate this Agreement pursuant to the provisions of this Paragraph 3.

4. Title. Seller shall, within five (5) days after the date hereof, cause Reunion Title, 1700 Redbud Blvd., Suite 300, McKinney, Texas 75069 (the “Title Company”) to furnish to Buyer a commitment (hereinafter referred to as the “Commitment”) for an Owner’s Title Policy covering the Property in the form promulgated by the State Board of Insurance of the State of Texas. The Commitment covering the Property shall be in the amount of the purchase price and shall be accompanied by copies of all instruments creating any exceptions, including easements, restrictions, reservations, rights of way or other conditions, if any, affecting the Property. Seller shall cause the Title Company to issue an Owner’s Title Policy in the form Promulgated by the State Board of Insurance of the State of Texas and in the amount aforesaid, based upon the Commitment covering the Property to Buyer at closing, which Owner’s Title Policy shall be subject to the standard printed exceptions and the Permitted Exceptions, as that term is hereinafter defined. Seller and Buyer shall each pay for one-half ( 1/2) of the cost of said Commitment and Policy, except and excluding any and all costs associated with the deletion of the “survey exception”, which shall be paid for solely by Buyer.

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4.1 Title of Record. As used herein, title shall be indefeasible, as that term is defined by the current title standards in use in the State of Texas, free and clear of all liens and encumbrances, except interest in the oil, gas and other minerals lying in and under the Property and the other Permitted Encumbrances.

4.2 Objections to Title of Record. Within three (3) days after receipt of the Commitment, Buyer shall furnish to Seller written notification of any objections to or defects in the Title of Record. Any matter reflected on the Commitment to which Buyer does not give Seller written notice of objection within said three (3) day period shall be deemed a Permitted Exception, as that term is used herein. Seller shall have the right, but not the obligation, to cure Buyer’s objections to defects in the title prior to closing. In the event such defects are not cured by such date, Buyer shall have the option to (i) terminate this Agreement by giving notice to Seller prior to closing, or (ii) waive the defects and close, in which event the matter made the basis of such objection shall constitute a Permitted Exception.

5. Plat and Survey. Within five (5) days after the date hereof, Buyer shall have ordered and received a current survey of the Property (the “Survey”) which shall have been prepared by and certified by a registered professional engineer or land surveyor, which survey shall be in a form satisfactory to the Title company such that the survey exception will be removed from the title insurance policy delivered at closing; provided, however, Buyer agrees to pay the additional title insurance premium charged by Title Company in connection therewith should Buyer elect to have the exception removed from the policy. The metes and bounds description for the Property as prepared by the surveyor in connection with the Survey shall be substituted for the description of the Property shown as Exhibit “A” attached hereto, and used in the Special Warranty Deed (the “Deed”) to be delivered at closing. Within three (3) days after receipt of the Survey, Buyer shall furnish to Seller written notice of any objections to the Survey. Any matter reflected on the Survey to which Buyer does not give Seller written notice of objection within said three (3) day period shall be deemed a Permitted Exception. Seller shall have the right, but not the obligation, to cure Buyer’s objections to the Survey prior to closing. In the event such defects are not cured by such date, Buyer shall have the option to (i) terminate this Agreement by giving notice to Seller prior to closing, or (ii) waive its survey objections and close. Buyer shall pay for the total cost of the Survey.

6. Representations and Warranties.

6.1 Seller’s Representations and Warranties. The Seller represents and warrants to the Buyer that this Agreement has been duly executed and delivered by the Seller, and is a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

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The foregoing warranties are specifically limited to the actual, current knowledge of the Seller, without inquiry, as of this date, and as such, do not extend to matters unknown to Seller.

6.2 Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that this Agreement has been duly executed and delivered by the Buyer, that all corporate formalities necessary for Buyer’s execution, delivery and performance of this Agreement have occurred, and that this Agreement is a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

7. Closing. Buyer and Seller agree that the purchase will be consummated as follows:

7.1 Closing Date. This transaction will be closed in the offices of the Title Company within fifteen (15) days after Buyer’s receipt of the Survey, unless the parties mutually agree to an extension in writing. The exact time for closing shall be established by agreement between the parties and in the absence thereof shall be held at 10:00 a.m.

7.2 Transfer of Title. Seller agrees to convey title to the Property to Buyer by special warranty deed on the date of closing.

7.3 Payments at Closing. At closing, Buyer shall pay Seller the entirety of the purchase price required under paragraph 2.2.

7.4 Possession. Exclusive possession of the Property shall be given to Buyer on the date of closing.

7.5 Real Property Taxes. All past due property taxes and special assessments for years preceding the year of closing on the Property, if any, shall be paid by Seller. The property taxes on the Property and installments for special assessments for the year of closing, if any, shall be prorated between the parties as of the date of closing.

7.6 Closing Costs. Seller shall pay the following costs: Seller’s attorney’s fees, one-half ( 1/2) of the fee charged by the Title Company to close the transaction, and one-half ( 1/2) of the title insurance premium (excluding the additional premium for deletion of the “survey exception”, if required by Buyer, which shall be paid for solely by Buyer). Buyer shall pay the following costs: Buyer’s attorney’s fees, any abstracting costs incurred, one-half ( 1/2) of the title insurance premium (plus all of the additional premium for deletion of the “survey exception”, if required by Buyer), the survey cost, all costs associated with platting the Property, the costs of all testing done on the Property, the recording cost for the deed, and one-half ( 1/2) of the fee charged by the Title Company to close the transaction.

8. Default. If Buyer defaults under this Agreement, unless excused by a condition hereof, Seller may retain the Option Consideration as liquidated damages, it being agreed that it would be impracticable or extremely difficult to assess the amount of damages sustained by Seller. If Seller defaults under this Agreement, unless excused by a condition hereof, Buyer shall have the right to specifically enforce this Agreement, as its sole remedy.

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9. Miscellaneous. It is further understood and agreed as follows:

9.1 Time. Time is of the essence of this Agreement.

9.2 Notices. Whenever any notice, demand or request is required or permitted hereunder, such notice, demand or request shall be hand delivered in person or sent by mail, registered or certified, return receipt requested, postage prepaid, or by Federal Express or other overnight delivery service providing evidence of receipt of delivery to the addresses as set forth below:

As to Buyer:	Himalayan St. Paul’s Square Holdings, LLC 14643 Dallas Parkway Suite 550 Dallas, TX 75254

As to Seller:	IBG Adriatica Holdings, Inc. 1600 Redbud Blvd. Suite 400 McKinney, TX 75069

Any notice, demand or request that shall be served upon either of the parties in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (i) at the time such notices, demands or requests are hand delivered in person, or (ii) on the third day after the mailing of such notices, demands or requests in accordance with the preceding portion of this Section.

Either Buyer or Seller shall have the right from time to time to designate by written notice to the other party such other person or persons, and such other place or places, as Buyer or Seller may desire written notices to be delivered or sent in accordance herewith; provided, however, at no time shall either party be required to send more than an original and two (2) copies of any such notice, demand or request required or permitted hereunder.

9.3 Severability. If any provision of this Agreement shall be held to be void or unenforceable for any reason, the remaining terms and provisions hereof shall not be affected thereby.

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9.4 Assignability. Buyer may, without the prior written consent of Seller, assign its rights hereunder to any affiliated party. However, Buyer shall not, without the prior written consent of Seller, assign its rights hereunder to any unaffiliated third party.

9.5 Binding Effect. Subject to the provisions of Paragraph 11.4 above, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto.

9.6 Effective Date of Covenants; Survival. All covenants and warranties contained herein shall be true and correct as of this date and on the date of closing and, except as specifically provided, shall survive the closing of this transaction for a period of one (1) year from the date of closing, after which time all covenants and warranties shall be merged into the conveyance documents and extinguished.

9.7 Entire Agreement. This instrument constitutes the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing, signed by the parties hereto.

9.8 Paragraph Headings. Paragraph headings contained in this Agreement are for reference only and shall not affect, in any way, the meaning or interpretation of this Agreement.

9.9 Attorney’s Fees. In the event either party hereto files suit in order to enforce or interpret the terms and provisions of this Agreement, the prevailing party in such litigation shall be entitled to recover from the other its reasonable attorney’s fees and expenses incidental to the litigation.

9.10 Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

9.11 Condition of the Property. BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO BUYER “AS IS, WHERE IS, AND WITH ALL FAULTS”, AND SELLER DOES NOT WARRANT OR MAKE ANY REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THE MERCHANTABILITY, QUANTITY, QUALITY, CONDITION, SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER AND SHALL BE UNDER NO OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIRS, ALTERATIONS OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY. BUYER ALSO ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN THIS AGREEMENT FOR INSPECTION AND

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INVESTIGATION OF THE PROPERTY ARE ADEQUATE TO ENABLE BUYER TO MAKE BUYER’S OWN DETERMINATION WITH RESPECT TO THE MERCHANTABILITY, QUANTITY, QUALITY, CONDITION AND SUITABILITY OR FITNESS FOR ANY PURPOSE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ITS COMPLIANCE WITH APPLICABLE ENVIRONMENTAL LAWS.

(signature page to follow)

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(signature page to Real Estate Acquisition Agreement)

IN WITNESS WHEREOF, the parties thereto have executed this Agreement as of the day and year first above written.

SELLER:

IBG ADRIATICA HOLDINGS, INC.

By:	/s/ Daniel W. Brooks
Daniel W. Brooks
President

BUYER:

HIMALAYAN ST. PAUL’S SQUARE HOLDINGS, LLC

By:	/s/ David R. Brooks
David R. Brooks
Sole Manager

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